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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  Netflix, Inc.
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             (Exact name of registrant as specified in its charter)

Delaware                                                         77-0467272
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(State of incorporation or organization)       (IRS Employer Identification No.)

               970 University Avenue, Los Gatos, California 95032
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                    (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates (if applicable): 333-83878

Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, $0.001 par value per share
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Item 1.   Description of Registrant's Securities to be Registered

          The following description is only a summary and is subject to and qualified in its entirety by the Registrant's certificate of incorporation and bylaws, which are incorporated by reference into this registration statement, and by the applicable provisions of Delaware law.

          Common Stock

          Holders of the Registrant's common stock, $0.001 par value per share, are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the preferences that may be applicable to any outstanding shares of preferred stock, common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors of the Registrant out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Registrant, the common stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any shares of preferred stock then outstanding. Common stockholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

          Preferred Stock

          The board of directors of the Registrant is authorized, without any action by the stockholders, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors of the Registrant determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

          o    impairing the dividend rights of the common stock;

          o    diluting the voting power of the common stock;

          o    impairing the liquidation rights of the common stock; and

          o delaying or preventing a change in control of the Registrant without further action by the stockholders.

          Anti-Takeover Provisions

          Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

          o    the acquisition of the Registrant by means of a tender offer;

          o acquisition of control of the Registrant by means of a proxy contest or otherwise; and

          o    the removal of the Registrant's incumbent officers and directors.

          These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of the Registrant to negotiate with the board of directors. The Registrant believes that the

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benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure the Registrant outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

          Delaware Anti-Takeover Law. The Registrant is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction is approved by the board of directors of the Registrant in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The applicability of this provision to the Registrant may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

          Election and Removal of Directors. The Registrant's board of directors is divided into three classes of directors, each serving staggered three-year terms. As a result, only a portion of the board of directors will be elected each year. To implement the classified structure, the term of one of the directors will expire at the 2003 annual meeting of stockholders, the term of two of the other directors will expire at the 2004 annual meeting of stockholders and the term of the remaining two directors will expire at the 2005 annual meeting of stockholders. Directors elected at any annual meeting of stockholders will serve three-year terms, unless such director resigns or is otherwise removed from the board of directors in accordance with the Registrant's certificate of incorporation and Delaware law. The Registrant's certificate of incorporation provides that a director can only be removed from the board of directors for cause and only by the affirmative vote of stockholders holding two-thirds of the outstanding voting power of all classes of stock entitled to vote in an election of directors, voting together as a single class. The board of directors has the exclusive right to increase or decrease the size of the board and to fill vacancies on the board. These provisions may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Registrant because they generally make it more difficult for stockholders to replace a majority of the directors.

          Stockholder Meetings. Under the Registrant's certificate of incorporation, only the board of directors, if a resolution is adopted by at least a majority of the total number of authorized directors, the chairman of the board, the chief executive officer and the president of the Registrant may call a special meeting of stockholders.

          Requirements for Advance Notification of Stockholder Nominations and Proposals. The Registrant's bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

          Elimination of Stockholder Action by Written Consent. The Registrant's certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting. This provision will make it more difficult for stockholders to take action opposed by the board of directors.

          No Cumulative Voting. The Registrant's certificate of incorporation does not provide for cumulative voting in the election of directors, which, under Delaware law, precludes stockholders from

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cumulating their votes in the election of directors, frustrating the ability of minority stockholders to obtain representation on the board of directors.

          Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of the Registrant. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in the control or management of the Registrant.

          Amendment of Provisions in the Certificate of Incorporation. The certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Registrant's stock to amend or repeal any provision of the certificate of incorporation concerning the:

          o absence of the necessity of the directors to be elected by written ballot;

          o management of the business of the Registrant by the board of directors;

          o absence of the authority of stockholders to act by written consent;

          o    authority to call a special meeting of stockholders;

          o    number of directors and structure of the board of directors;

          o removal of directors and the filling of vacancies on the board of directors;

          o authority of the bylaws to govern advance notice provisions with respect to nominations by stockholders for the election of directors and other business to be brought before any meeting of stockholders;

          o the method of amending and authority to amend the bylaws and certificate of incorporation of the Registrant;

          o personal liability of directors to the Registrant and the stockholders;

          o indemnification of the directors, officers, employees and agents of the Registrant;

          o authority or vote required to amend or repeal the section of the certificate of incorporation providing for the right to amend or repeal provisions of the certificate of incorporation.

          Amendment of Provisions in the Bylaws. The certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Registrant's stock to amend any provision of the bylaws concerning:

          o    meetings of or actions taken by stockholders;

          o    number of directors and their term of office;

          o    election and qualification of directors;

          o removal of directors and the filling of vacancies on the board of directors;

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          o    indemnification of the directors, officers, employees and agents of the Registrant; and

          o    amendments to the bylaws.

Item 2.   Exhibits

          The following exhibits are filed as a part of this registration statement:

2.1(1) Amended and Restated Certificate of Incorporation, to be effective upon consummation of the Registrant's initial public offering of shares of its common stock pursuant to the S-1 Registration Statement.
2.2(2) Amended and Restated Bylaws of the Registrant, to be effective upon consummation of the Registrant's initial public offering of shares of its common stock pursuant to the S-1 Registration Statement.
2.3(3)  Form of common stock certificate.

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(1)  Incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on Form S-1 (333-83878).

(2) Incorporated by reference to Exhibit 3.4 to the Registrant's registration statement on Form S-1 (333-83878).

(3) Incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-1 (333-83878).

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 6, 2002                         NETFLIX, INC.


                                            By:   /s/ Reed Hastings
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                                                 Reed Hastings
                                                 Chief Executive Officer

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                                  EXHIBIT INDEX

Exhibit
Number                                  Description
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2.1(1)  Amended and Restated Certificate of Incorporation, to be effective upon consummation of the Registrant's initial public offering
2.2(2) Amended and Restated Bylaws of the Registrant, to be effective upon consummation of the Registrant's initial public offering
2.3(3)  Form of common stock certificate

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(1)  Incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on Form S-1 (333-83878).
(2) Incorporated by reference to Exhibit 3.4 to the Registrant's registration statement on Form S-1 (333-83878).
(3) Incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-1 (333-83878).